UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2013

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 4, 2013, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”), through our operating partnership, entered into two agreements to purchase Camden Centennial and Camden Pinnacle, two multifamily communities located in Littleton, Colorado and Westminster, Colorado, respectively. The seller under the Camden Centennial purchase agreement is ORI-Colorado, Inc., a Nevada corporation, and the seller under the Camden Centennial purchase agreement is ORI Park, Inc., a Nevada corporation, both of which are unaffiliated with us or our affiliates. Camden Centennial is a multifamily community with 276 units and amenities, including but not limited to, a swimming pool, clubhouse, business center, and fitness center. The contract purchase price for Camden Centennial is $30.6 million, excluding closing costs. Camden Pinnacle is a multifamily community with 224 units and amenities, including but not limited to, a swimming pool, clubhouse, fitness center, and washer/dryer connections in each unit. The contract purchase price for Camden Pinnacle is approximately $24.3 million, excluding closing costs.

By September 9, 2013, we are required to make an earnest money deposit of $500,000 under the Camden Centennial agreement and an additional earnest money deposit of $500,000 under the Camden Pinnacle agreement. We will be obligated to purchase each of the properties only after satisfaction of agreed upon closing conditions set forth in the respective purchase agreements. We intend to fund the purchase of both properties with proceeds from our ongoing initial public offering and proceeds from our secured revolving credit facility with Bank of America, N.A. There can be no assurance that we will complete either acquisition. In some circumstances, if we fail to complete the acquisitions, we may forfeit up to $1.0 million of earnest money.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: September 4, 2013	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)